                                                    Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces First Quarter Fiscal 2019 Results
Company Evaluating Strategic Alternatives for its Feminine Care and Infant Care Businesses
Announces Leadership Transition; Rod Little Appointed President and Chief Executive Officer

Shelton, Conn - February 7, 2019 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its first fiscal quarter ending December 31, 2018.

Executive Summary

•
Net sales were $457.1 million in the first quarter of fiscal 2019, a decrease of 2.4% when compared to the prior year quarter. Organic net sales were down 3.5% for the quarter. (Organic basis excludes sales impact from the Jack Black acquisition, the Playtex gloves divestiture, and the translational benefit from currency.)

•
GAAP Diluted Earnings Per Share ("EPS") were a loss of $0.01 for the first quarter, including an after tax $0.27 impact from Project Fuel. Adjusted EPS were $0.37 for the first quarter, compared to $0.20 in the prior year quarter.

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Initiating process to explore strategic alternatives for Feminine Care and Infant Care businesses, consistent with focus on accelerating portfolio transformation and increasing focus and investment in core Wet Shave and Sun and Skin Care businesses.

•	The Company is maintaining its previous financial outlook for fiscal 2019.

The Company reports and forecasts results on a GAAP and Non-GAAP basis, and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See Non-GAAP Financial Measures for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

"The fiscal first quarter was a good start to the year, with the financial benefits from the accelerated actions we’ve taken on Project Fuel supporting profit and Adjusted earnings per share growth. We delivered sales growth in our International markets, driven by Wet Shave in Asia Pacific and Europe, and we’re maintaining our outlook for organic net sales and Adjusted earnings per share for the full fiscal year," said David Hatfield, Edgewell’s Chief Executive Officer, President and Chairman of the Board. "Looking ahead to the remainder of fiscal 2019, we are focused on delivering our targets for the year and we are continuing the transformation of the Company through Project Fuel and through a focus on our core businesses. Although we continue to operate in a challenging North America environment, we believe that the actions we are taking will position Edgewell to deliver enhanced shareholder value as a stronger, leaner and more agile competitor.”

Accelerating Portfolio Transformation
In order to best position the Company for growth and value creation, the Company is exploring strategic alternatives for the Feminine Care and Infant Care businesses, including the potential sale of one or both businesses. There can be no assurance that the Company's exploration of strategic options will result in any transaction or other action by the Company, or the timing thereof.  The Company does not intend to comment on or provide updates regarding these matters unless and until it determines that further disclosure is appropriate or required based on then known or material facts and circumstances.
Mr. Hatfield continued, “We are continuing to sharpen our focus on our Wet Shave and Sun and Skin Care businesses in order to enhance shareholder value. Given the progress we are making on Project Fuel, and current market conditions, we believe that now is the right time to explore strategic alternatives for our Feminine Care and Infant Care businesses. Through this process we intend to determine the best path forward to increase our focus on growth in our core businesses and maximize shareholder value.”

Leadership Transition
In a separate press release, the Company today also announced that Rod Little, who has served as Chief Financial Officer since March 2018, has been appointed President and Chief Executive Officer, effective March 1, 2019. He succeeds David P. Hatfield, who is retiring. The Board has also elected John C. Hunter, an independent director who serves as Chairman of the Compensation Committee, as Non-Executive Chairman of the Board, effective March 1, 2019.

Project Fuel

Project Fuel is an enterprise-wide transformational initiative, launched in the second fiscal quarter of 2018, designed to address all aspects of the Company's business and cost structure, simplifying and transforming the organization, structure and key processes that will enable the Company to achieve its desired future state operations.
The Company expects Project Fuel will generate $225 to $240 million in total annual gross savings by the end of the 2021 fiscal year. It is expected that the savings generated will be used to fuel investments and brand building in strategic growth initiatives, offset anticipated operational headwinds from inflation and other rising input costs and improve the overall profitability and cash flow of the Company.
To implement the restructuring element of Project Fuel, the Company estimates one-time pre-tax charges to be approximately $130 to $140 million, with an additional capital investment of $60 to $70 million through the end of the 2021 fiscal year.
Fiscal first quarter 2019 Project Fuel related restructuring charges and capital expenditures were $18.5 million and $5.3 million, respectively. Fiscal first quarter 2019 Project Fuel related savings were $24.8 million, bringing cumulative savings to $40.2 million for the project.

Fiscal 1Q 2019 Operating Results (Unaudited)
Net sales were $457.1 million in the quarter, a decrease of 2.4%, as compared to the prior year period. Excluding a $11.8 million benefit from the Jack Black, L.L.C. ("Jack Black") acquisition, a $1.0 million negative impact from the Playtex gloves divestiture and a $5.8 million negative impact from currency translation, organic net sales decreased 3.5%, driven by declines in the North America Wet Shave, Feminine Care and Infant Care businesses, partly offset by growth in International, driven by volume growth in Wet Shave.
Gross margin decreased 30 basis points to 42.3%, as compared to the prior year period. Excluding $0.1 million of costs associated with the Sun Care Reformulation, gross margin decreased 20 basis points to 42.4%. The impact of lower volumes across all segments (70 basis points) and unfavorable price mix in Wet Shave, Infant and Feminine Care (40 basis points) was mostly offset by favorable cost mix (60 basis points) driven by lower operational spending.
Advertising and sales promotion expense ("A&P") was $51.6 million, or 11.3% of net sales, as compared to $49.0 million, or 10.5% of net sales in the prior year period. The increase in A&P was primarily driven by Sun and Skin Care and Wet Shave. North America A&P increased, driven by the new Hydro media campaign and f.a.b sampling. International A&P increased in support of the Hawaiian Tropic launch in Australia.
Selling, general and administrative expense ("SG&A") was $87.3 million, or 19.1% of net sales, as compared to $97.9 million, or 20.9% of net sales in the prior year period. Excluding $1.4 million of I.T. enablement charges for Project Fuel, $0.9 million of expenses associated with an investor settlement, $2.8 million in costs associated with Jack Black and $1.1 million in favorable currency translation, SG&A as a percent of organic net sales improved 250 basis points as compared to the prior year. The operational improvement in SG&A was largely driven by savings generated through our corporate savings initiatives, including

Project Fuel, as well as a favorable comparison to higher prior year one-time expenses related to severance and asset write offs. Savings were offset in part by higher e-commerce investments.
The Company recorded a pre-tax restructuring expense of $18.5 million in the quarter in support of Project Fuel consisting of consulting, program management and severance costs.
Other expense, net was $1.3 million of expense during the quarter, in line with $1.3 million of expense in the prior year period. Favorable foreign currency exchange contract gains and losses in the quarter and revaluation of nonfunctional currency balance sheet exposures were offset by lower pension income.
Earnings before income taxes was $7.6 million during the quarter compared to $33.1 million in the prior year period. Adjusted operating income increased to $44.9 million in the quarter from $36.3 million in the prior year period.
The effective tax rate for the first quarter of fiscal 2019 was 105.7% as compared to 79.8% in the prior year. The first quarter fiscal 2019 effective tax rate includes a net adjustment of $4.7 million related to the fiscal 2018 one-time transition tax on foreign earnings from the U.S. Tax Cuts and Jobs Act (the “Tax Act”).  The first quarter fiscal 2018 effective tax rate includes net charges of $16.2 million related to the Tax Act comprised of a $97.2 million one-time transition tax offset by a $81 million benefit from the re-measurement of U.S. deferred tax assets and liabilities.  The adjusted effective tax rate for the first quarter of fiscal 2019 and 2018 excludes the one-time impact of the Tax Act, restructuring charges, legal expenses associated with an investor settlement, Jack Black integration costs, Sun Care reformulation costs and the disposition of the Playtex gloves business.  The adjusted effective tax rate for the first quarter of fiscal 2019 was 26.6%, down from the prior year period adjusted rate of 34.1%.
GAAP net earnings for the quarter were a loss of $0.4 million or $0.01 per share compared to earnings of $6.7 million or $0.12 per share in the first quarter of fiscal 2018. Adjusted net earnings in the quarter were $20.2 million or $0.37 per share, as compared to $11.3 million or $0.20 per share in the prior year period.
Net cash used by operating activities was $46.4 million for the first quarter of fiscal 2019 compared to $24.1 million in the prior year period. Due to the seasonality of the Company's business, primarily in Sun Care, the first fiscal quarter is typically the lowest operating cash flow quarter of the year.  The decline in operating cash flow in the current quarter was primarily driven by the build of inventory for the upcoming Sun Care season in North America, the processing of returns related to the fiscal 2018 season, and the timing of payments.

Fiscal 1Q 2019 Operating Segment Results (Unaudited)
The following is a summary of first quarter results by segment:
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Wet Shave net sales decreased $6.4 million, or 2.2%, as compared to the prior year period. Excluding the impact of currency movements, organic net sales decreased $1.9 million or 0.6%, as compared to the prior year, reflecting the impact of lower volumes and pricing in North America partly offset by strong sales and volume growth in International markets. By region, North America organic net sales declined 7% and International markets increased 5.5%. International sales growth was led by the Asia Pacific region driven by volume growth of Schick Hydro Sense and Intuition f.a.b. as well as strong performance in the eCommerce channel. European sales also increased driven by strong private label distribution in Men's systems. The North America sales decline was driven by the impact of lower volumes and pricing, reflecting the intense competitive environment. Wet Shave segment profit increased $1.3 million, or 2.4%, as lower operational expense more than compensated for higher A&P expense and lower gross margin. Gross margin was impacted by unfavorable product and price mix.
Sun and Skin Care (Sun Care, Wipes, Bulldog, and Jack Black)
Sun and Skin Care net sales increased $7.6 million, or 12.9%, as compared to the prior year period. Excluding the Jack Black acquisition, the disposition of Playtex gloves, and the impact of currency movements, organic net sales decreased $2.3 million, or 3.9%, primarily driven by sales declines in key Asia Pacific and Latin American markets that were impacted by supply constraints related to the Sun Care reformulation project announced in the prior quarter. Sales in North America increased due to favorable Sun Care price mix and volume growth in Bulldog. Globally, Bulldog sales increased nearly 27% with growth coming from both International and North American markets. Sun and Skin Care segment loss decreased $5.6 million, or 90.3%, driven by higher gross margin partly offset by higher A&P expense.
Feminine Care (Tampons, Pads, and Liners)
Feminine Care net sales decreased $7.9 million, or 9.6%, as compared to the prior year period, driven by volume declines in all lines, except for Sport Tampons, where increased promotional support helped drive higher volumes in the quarter. Feminine Care segment profit increased $2.7 million, or 56.3% as compared to the prior year period, driven by favorable cost mix and lower A&P and SG&A expense.

All Other (Infant Care, and all other brands)
All Other net sales decreased $4.5 million, or 13.8%, as compared to the prior year period. Excluding the impact of currency movements, organic net sales decreased $4.3 million, or 13.2%, as compared to the prior year period. The decrease in net sales was largely driven by lower Diaper Genie sales and the impact of the Toys "R" Us enterprise liquidation. All Other segment profit decreased $5.9 million, as compared to the prior year period, or 83.1%, driven by the impact of lower product volumes, and unfavorable product mix and pricing.

Full Fiscal Year 2019 Financial Outlook
For fiscal 2019, reported net sales are expected to be down in the low single digits compared with the prior year, including an approximate 150 basis-point unfavorable impact from currency translation and a 70 basis-point combined benefit from the Jack Black acquisition and Playtex gloves divestiture.
The Company's outlook for GAAP EPS for fiscal 2019 is now in the range of $2.09 to $2.39 (previous $2.20 to $2.50), and includes Project Fuel restructuring charges, Sun Care reformulation costs, Jack Black integration costs, and expenses associated with an investor settlement. The change to the GAAP EPS outlook is primarily driven by a charge related to the transition tax on foreign earnings from the “Tax Act” which increased the Company's estimate for the GAAP tax rate in fiscal 2019. The outlook for Adjusted EPS remains in the range of $3.30 to $3.60. Adjusted operating income margin as a percent of net sales is anticipated to be consistent with the prior year, adjusted for the adoption of ASU 2017-17, as more fully described below.
For fiscal 2019, Project Fuel is expected to generate approximately $115 million in incremental gross savings. Project Fuel related restructuring charges and capital expenditures are expected to be approximately $70 to $80 million and $40 to $50 million, respectively. Total Company capital expenditures, including Project Fuel are expected to be approximately 4% of net sales.
The effective tax rate for the fiscal year is estimated to be in the range of 23.5% to 25.5%.
In terms of phasing for the year, the Company still expects that organic net sales through the first half of the fiscal year will decline approximately 5%, and that Adjusted earnings per share through the first half of the fiscal year will be approximately 40% of the full fiscal year Adjusted earnings per share estimate.
The Company anticipates that fiscal 2019 free cash flow will be above 100% of GAAP net earnings.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. Eastern Time today. The call will focus on fiscal 2019 first quarter earnings and the outlook for fiscal 2019. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog® and Jack Black® sun and skin care products; Playtex® infant feeding and Diaper Genie®; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 5,900 employees worldwide.

# # #

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as restructuring charges, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, the sale of the Playtex gloves business, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act. Reconciliations of Non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2019 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This Non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's Non-GAAP measures.

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The Company analyzes its net revenue on an organic basis to better measure the comparability of results between periods. Organic net sales exclude the impact of changes in foreign currency, acquisitions, and dispositions. This information is provided because these fluctuations can distort the underlying change in net sales either positively or negatively. For the quarter ended December 31, 2018, the impact of acquisitions includes net sales and segment profit activity for Jack Black, which was acquired in March 2018.

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Adjusted EBITDA is defined as earnings before income taxes, interest expense, net, depreciation and amortization and excludes items such as restructuring charges, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, and the sale of the Playtex gloves business.

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Adjusted operating income is defined as earnings before income taxes, interest expense associated with debt, other income, net, and excludes items such as restructuring charges, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, and the sale of the Playtex gloves business.

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Adjusted net earnings and adjusted earnings per share are defined as net earnings and diluted earnings per share excluding items such as restructuring charges, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, the sale of the Playtex gloves business, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act.

•
Adjusted effective tax rate is defined as the effective tax rate excluding items such as restructuring charges, Sun Care reformulation costs, Jack Black acquisition and integration costs, investor settlement expense, the sale of the Playtex gloves business, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act from the income tax provision and earnings before income taxes.

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Adjusted working capital is defined as receivables, less trade allowances in accrued liabilities, plus inventories, less accounts payable, and is calculated using an average of the trailing four-quarter end balances.

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Free cash flow is defined as net cash from operating activities less net capital expenditures. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on Form 10-K on November 19, 2018.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended December 31,
	2018	2017

Net sales	$457.1	$468.3
Cost of products sold	263.6	269.0
Gross profit	193.5	199.3

Selling, general and administrative expense	87.3	97.9
Advertising and sales promotion expense	51.6	49.0
Research and development expense	12.6	16.1
Restructuring charges	17.1	—
Gain on sale of Playtex gloves	—	(15.9)
Interest expense associated with debt	16.0	17.8
Other expense, net	1.3	1.3
Earnings before income taxes	7.6	33.1
Income tax provision	8.0	26.4
Net (loss) earnings	$(0.4)	$6.7

Earnings per share:
Basic net (loss) earnings per share	(0.01)	0.12
Diluted net (loss) earnings per diluted share	(0.01)	0.12

Weighted-average shares outstanding:
Basic	54.1	55.4
Diluted	54.1	55.6

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	December 31, 2018	September 30, 2018
Assets
Current assets
Cash and cash equivalents	$239.9	$266.4
Trade receivables, less allowance for doubtful accounts	163.6	226.5
Inventories	367.3	329.5
Other current assets	128.8	128.8
Total current assets	899.6	951.2
Property, plant and equipment, net	410.4	424.1
Goodwill	1,446.2	1,450.8
Other intangible assets, net	1,092.8	1,099.0
Other assets	32.3	28.2
Total assets	$3,881.3	$3,953.3

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$185.0	$184.9
Notes payable	10.1	8.2
Accounts payable	207.3	238.4
Other current liabilities	212.6	285.5
Total current liabilities	615.0	717.0
Long-term debt	1,136.0	1,103.8
Deferred income tax liabilities	175.7	176.1
Other liabilities	215.3	211.8
Total liabilities	2,142.0	2,208.7
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,625.0	1,628.3
Retained earnings	1,086.6	1,083.1
Common shares in treasury at cost	(812.6)	(819.2)
Accumulated other comprehensive loss	(160.4)	(148.3)
Total shareholders' equity	1,739.3	1,744.6
Total liabilities and shareholders' equity	$3,881.3	$3,953.3

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Quarter Ended December 31,
	2018	2017
Cash Flow from Operating Activities
Net (loss) earnings	$(0.4)	$6.7
Depreciation and amortization	22.1	24.8
Share-based compensation expense	4.9	4.8
Loss (gain) on sale of assets	0.7	(13.9)
Deferred income taxes	(0.1)	(28.9)
Other, net	5.1	(4.8)
Changes in current assets and liabilities used in operations	(78.7)	(12.8)
Net cash used by operating activities	(46.4)	(24.1)

Cash Flow from Investing Activities
Capital expenditures	(9.4)	(11.6)
Playtex glove sale	—	19.0
Proceeds from sale of assets	4.0	2.1
Collection of deferred purchase price from accounts receivable sold	2.5	1.7
Net cash (used by) from investing activities	(2.9)	11.2

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	137.0	253.0
Cash payments on debt with original maturities greater than 90 days	(105.0)	(100.0)
Net increase (decrease) in debt with original maturities of 90 days or less	(0.9)	(1.3)
Common shares purchased	—	(115.2)
Net financing inflow (outflow) from the Accounts Receivable Facility	(5.1)	1.4
Employee shares withheld for taxes	(1.5)	(2.0)
Net cash from financing activities	24.5	35.9

Effect of exchange rate changes on cash	(1.7)	4.0

Net decrease in cash and cash equivalents	(26.5)	27.0
Cash and cash equivalents, beginning of period	266.4	502.9
Cash and cash equivalents, end of period	$239.9	$529.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(unaudited, in millions)

	Common Shares		Treasury Shares
	Number	Par Value	Number	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
Balance at September 30, 2018	65.2	$0.7	(11.2)	$(819.2)	$1,628.3	$1,083.1	$(148.3)	$1,744.6
Net loss	—	—	—	—	—	(0.4)	—	(0.4)
Foreign currency translation adjustments	—	—	—	—	—	—	(10.8)	(10.8)
Pension and postretirement activity	—	—	—	—	—	—	—	—
Impact of ASU 2016-16	—	—	—	—	—	3.9	—	3.9
Deferred gain on hedging activity	—	—	—	—	—	—	(1.3)	(1.3)
Activity under share plans	—	—	0.1	6.6	(3.3)	—	—	3.3
Balance at December 31, 2018	65.2	$0.7	(11.1)	$(812.6)	$1,625.0	$1,086.6	$(160.4)	$1,739.3

	Common Shares		Treasury Shares
	Number	Par Value	Number	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders' Equity
Balance at September 30, 2017	65.2	$0.7	(9.2)	$(703.9)	$1,623.4	$952.9	$(131.4)	$1,741.7
Net earnings	—	—	—	—	—	6.7	—	6.7
Foreign currency translation adjustments	—	—	—	—	—	—	9.5	9.5
Pension and postretirement activity	—	—	—	—	—	—	0.4	0.4
Deferred gain on hedging activity	—	—	—	—	—	—	0.2	0.2
Repurchase of shares	—	—	(2.0)	(115.2)	—	—	—	(115.2)
Activity under share plans	—	—	0.1	5.6	(2.7)	9.6	—	12.5
Balance at December 31, 2017	65.2	$0.7	(11.1)	$(813.5)	$1,620.7	$969.2	$(121.3)	$1,655.8

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 - Segments
The Company conducts its business in the following four segments: Wet Shave, Sun and Skin Care, Feminine Care and All Other (collectively, the "Segments" and, and each individually, a "Segment"). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with restructuring initiatives, Sun Care reformulation costs, Jack Black, L.L.C. integration costs, the sale of the Playtex gloves business, and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
On March 1, 2018, the Company completed the acquisition of Jack Black, a leading U.S. based luxury men's skincare products company based in the United States, for approximately $90.2, net of cash acquired. The acquisition creates opportunities to expand Edgewell's personal care portfolio in growing categories in the U.S. and globally, while nurturing the brand equity of Jack Black.
Segment net sales and profitability are presented below:

	Quarter Ended December 31,
	2018	2017
Net Sales
Wet Shave	$287.7	$294.1
Sun and Skin Care	66.7	59.1
Feminine Care	74.7	82.6
All Other	28.0	32.5
Total net sales	$457.1	$468.3

Segment Profit
Wet Shave	$55.0	$53.7
Sun and Skin Care	(0.6)	(6.2)
Feminine Care	7.5	4.8
All Other	1.2	7.1
Total segment profit	63.1	59.4
General corporate and other expenses	(13.7)	(18.7)
Restructuring and related costs (1)	(18.5)	—
Investor settlement expense (2)	(0.9)	—
Jack Black acquisition and integration costs (3)	(0.5)	—
Sun Care reformulation costs (4)	(0.1)	—
Gain on sale of Playtex gloves	—	15.9
Amortization of intangibles	(4.5)	(4.4)
Interest and other expense, net	(17.3)	(19.1)
Total earnings before income taxes	$7.6	$33.1

(1)	Includes pre-tax SG&A of $1.4 for the three months ended December 31, 2018, associated with certain information technology enablement expenses for Project Fuel.

(2)	Includes pre-tax SG&A of $0.9 for the three months ended December 31, 2018.

(3)	Includes pre-tax SG&A of $0.5 for the three months ended December 31, 2018.

(4)	Includes pre-tax Cost of products sold of $0.1 for the three months ended December 31, 2018, associated with supply chain changes on select Sun Care products.

Note 2 - GAAP to Non-GAAP Reconciliations
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the weighted-average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of share options and restricted stock equivalent awards.

The following table provides a reconciliation of Net earnings and Net earnings per diluted share ("EPS") to Adjusted net earnings and Adjusted EPS, which are Non-GAAP measures.

	Quarter Ended December 31,
	Net Earnings		Diluted EPS
	2018	2017	2018	2017
Net (Loss) Earnings and Diluted EPS - GAAP (Unaudited)	$(0.4)	$6.7	$(0.01)	$0.12
Restructuring and related costs (1)	18.5	—	0.34	—
Investor settlement expense	0.9	—	0.02	—
Jack Black acquisition and integration	0.5	—	0.01	—
Sun Care reformulation costs	0.1	—	—	—
Gain on sale of Playtex gloves	—	(15.9)	—	(0.29)
Income taxes (2)	0.6	20.5	0.01	0.37
Adjusted Net Earnings and Adjusted Diluted EPS - Non-GAAP	$20.2	$11.3	$0.37	$0.20

Weighted-average shares - Diluted			54.1	55.6

(1)	Includes pre-tax SG&A of $1.4 for the three months ended December 31, 2018, associated with certain information technology enablement expenses for Project Fuel.

(2)
Includes Income tax expense of $4.7 related to the fiscal 2018 one-time transition tax from the U.S. Tax Act. Includes Income Tax expense of $16.2 million related to the Tax Act comprised of $97.2 million one-time transition tax offset by $81 million benefit from the re-measurement of U.S. deferred tax assets and liabilities in the first quarter of fiscal 2018.

The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended December 31, 2018
	Gross Profit	SG&A	EBIT (1)	Net (Loss) Earnings	Diluted EPS
GAAP - Reported	$193.5	$87.3	$7.6	$(0.4)	$(0.01)
% of net sales	42.3%	19.1%
Restructuring and related charges (2)	—	1.4	18.5	14.8	0.27
Investor settlement expense	—	0.9	0.9	0.7	0.01
Jack Black acquisition and integration costs	—	0.5	0.5	0.4	0.01
Sun Care reformulation costs	0.1	—	0.1	—	—
Income tax reform (3)	—	—	—	4.7	0.09
Total Adjusted Non-GAAP	$193.6	$84.5	$27.6	$20.2	$0.37
% of net sales	42.4%	18.5%

Quarter Ended December 31, 2017
	Gross Profit	SG&A	EBIT (1)	Net Earnings	Diluted EPS
GAAP - Reported	$199.3	$97.9	$33.1	$6.7	$0.12
% of net sales	42.6%	20.9%
Gain on sale of Playtex gloves	—	—	(15.9)	(11.6)	(0.21)
Income tax reform (3)	—	—	—	16.2	0.29
Total Adjusted Non-GAAP	$199.3	$97.9	$17.2	$11.3	$0.20
% of net sales	42.6%	20.9%

(1)	EBIT is defined as Earnings before income taxes.

(2)	Includes pre-tax SG&A of $1.4 for the three months ended December 31, 2018, associated with certain information technology enablement expenses for Project Fuel.

(3)
Includes Income tax expense of $4.7 related to the fiscal 2018 one-time transition tax from the U.S. Tax Act. Includes Income Tax expense of $16.2 million related to the Tax Act comprised of $97.2 million one-time transition tax offset by $81 million benefit from the re-measurement of U.S. deferred tax assets and liabilities in the first quarter of fiscal 2018.

The following table provides a reconciliation of Earnings before income taxes to adjusted operating income, which is a Non-GAAP measure, for the quarters ended December 31, 2018 and 2017:

	Quarter Ended December 31,
	2018	2017
Earnings before income taxes	7.6	33.1
Restructuring and related charges (1)	18.5	—
Investor settlement expense	0.9	—
Jack Black acquisition and integration costs	0.5	—
Sun Care reformulation	0.1	—
Gain on sale of Playtex gloves	—	(15.9)
Interest expense associated with debt	16.0	17.8
Other expense, net	1.3	1.3
Adjusted operating income	$44.9	$36.3
% of net sales	9.8%	7.8%

(1)	Includes pre-tax SG&A of $1.4 for the three months ended December 31, 2018, associated with certain information technology enablement expenses for Project Fuel.

The following table provides a reconciliation of the effective tax rate to the adjusted effective tax rate, which is a Non-GAAP measure:

	Quarter Ended December 31, 2018			Quarter Ended December 31, 2017
	Reported	Adjustments (1)	Adjusted (Non-GAAP)	Reported	Adjustments (1)	Adjusted (Non-GAAP)
Earnings before income taxes	7.6	$20.0	$27.6	33.1	$(15.9)	$17.2
Income tax provision	8.0	(0.6)	7.4	26.4	(20.5)	5.9
Net (loss) earnings	$(0.4)	$20.6	$20.2	$6.7	$4.6	$11.3

Effective tax rate	105.7%			79.8%
Adjusted effective tax rate			26.6%			34.1%

(1)
Includes adjustments for restructuring charges, Jack Black acquisition and integration costs, investor settlement expense, Sun Care reformulation costs, the sale of the Playtex gloves business, the related tax effects of these items, and the impact of the transition tax and re-measurement of deferred tax assets and liabilities related to the Tax Act.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via the four Segments. The following tables present changes in net sales and segment profit for the first quarter of fiscal 2019, as compared to the corresponding period in fiscal 2018, and provide a reconciliation of organic net sales and organic segment profit to reported amounts.

Net Sales (In millions - Unaudited)
Quarter Ended December 31, 2018

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Net Sales - Q1 '18	$294.1		$59.1		$82.6		$32.5		$468.3
Organic	(1.9)	(0.6)%	(2.3)	(3.9)%	(7.7)	(9.3)%	(4.3)	(13.2)%	(16.2)	(3.5)%
Impact of disposition	—	—%	(1.0)	(1.7)%	—	—%	—	—%	(1.0)	(0.2)%
Impact of acquisition	—	—%	11.8	20.0%	—	—%	—	—%	11.8	2.5%
Impact of currency	(4.5)	(1.6)%	(0.9)	(1.5)%	(0.2)	(0.3)%	(0.2)	(0.6)%	(5.8)	(1.2)%
Net Sales - Q1 '19	$287.7	(2.2)%	$66.7	12.9%	$74.7	(9.6)%	$28.0	(13.8)%	$457.1	(2.4)%

Segment Profit (In millions - Unaudited)
Quarter Ended December 31, 2018

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
Segment Profit - Q1 '18	$53.7		$(6.2)		$4.8		$7.1		$59.4
Organic	2.5	4.7%	1.8	29.0%	2.8	58.3%	(5.9)	(83.1)%	1.2	2.0%
Impact of disposition	—	—%	(0.3)	(4.8)%	—	—%	—	—%	(0.3)	(0.5)%
Impact of acquisition	—	—%	3.9	62.9%	—	—%	—	—%	3.9	6.6%
Impact of currency	(1.2)	(2.3)%	0.2	3.2%	(0.1)	(2.0)%	—	—%	(1.1)	(1.9)%
Segment Profit - Q1 '19	$55.0	2.4%	$(0.6)	90.3%	$7.5	56.3%	$1.2	(83.1)%	$63.1	6.2%

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net (loss) earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended December 31,
	2018	2017
Net (loss) earnings	$(0.4)	$6.7
Income tax provision	8.0	26.4
Interest expense, net	16.0	17.7
Depreciation and amortization	22.1	24.8
EBITDA	$45.7	$75.6

Restructuring and related costs	$18.5	$—
Investor settlement expense	0.9	—
Jack Black acquisition and integration costs	0.5	—
Sun Care Reformulation	0.1	—
Gain on sale of Playtex gloves	—	(15.9)
Adjusted EBITDA	$65.7	$59.7

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS, a Non-GAAP measure, included within the Company's outlook for projected fiscal 2019 results:

Adjusted EPS Outlook
Fiscal 2019 GAAP EPS		$2.09 - $2.39

Restructuring and related charges	approx.	$1.36
Sun Care reformulation costs	approx.	$0.09
Jack Black acquisition and integration costs	approx.	$0.03
Investor settlement expense	approx.	$0.02
Impact of tax reform	approx.	$0.09
Income taxes(1)	approx.	$(0.38)

Fiscal 2019 Adjusted EPS Outlook (Non-GAAP)		$3.30 - $3.60

(1)	Income tax effect of the adjustments to Fiscal 2018 GAAP EPS noted above.

Note 6 - Adjusted Working Capital
Adjusted working capital metrics for the first quarter of fiscal 2019 and the fourth quarter of fiscal 2018 are presented below.

	Q1 2019	Days (1)	Q4 2018	Days (1)
Receivables, as reported	$218.5		$223.4
Less: Trade allowance in accrued liabilities (2)	(26.1)		(25.8)
Receivables, adjusted	192.4	32	197.6	32

Inventories, as reported	352.0	107	347.4	106

Accounts payable, as reported	231.8	71	229.6	70

Average adjusted working capital (3)	$312.6		$315.4
% of net sales (4)	14.1%		14.1%

(1)
Days sales outstanding is calculated using net sales for the trailing four-quarter period. Days in inventory and days payable outstanding are calculated using cost of products sold for the trailing four-quarter period.

(2)	Trade allowances are recorded as a reduction of net sales per GAAP and reported in accrued expenses on the Condensed Consolidated Balance Sheets.

(3)
Adjusted working capital is defined as receivables (less trade allowance in accrued liabilities), plus inventories, less accounts payable. Average adjusted working capital is calculated using an average of the four-quarter end balances for each working capital component as of December 31, 2018 and September 30, 2018, respectively.

(4)	Average adjusted working capital divided by trailing four-quarter net sales.

Note 7 - Adoption of ASU 2017-17 - Presentation of Pension and Post Retirement Benefit Costs
The Company adopted ASU 2017-07 in the first quarter of fiscal 2019. Upon adoption, the Company retrospectively reclassified certain pension expenses and benefits from Cost of products sold and Selling, general and administrative expense to Other expense, net. The adoption of ASU 2017-07 had no impact on earnings before income taxes. The following shows the adjustments to Earnings before income taxes and Adjusted operating income for the new accounting standard for the quarter ended December 31, 2017:

	Three months ended December 31, 2017	Adjustments for adoption of ASU 2017-07	Adjusted three months ended December 31, 2017

Cost of products sold	$268.0	$1.0	$269.0
Gross profit	200.3	(1.0)	199.3

Selling, general and administrative expenses	97.2	0.7	97.9
Other expense, net	3.0	(1.7)	1.3
Earnings before income taxes	33.1	—	33.1

Adjusted operating income	$38.0	$(1.7)	$36.3